Exhibit 4.4

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                ELXSI CORPORATION

 Pursuant to Section 242 of the General Corporation Law of the State of Delaware

                                      * * *

         ELXSI Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation (as previously amended and corrected), declaring said proposed amendment to be advisable and directing that said proposed amendment be considered at the next annual meeting of the stockholders of the Corporation; and that the resolution setting forth said proposed amendment is as follows:

                  RESOLVED, that the Restated Certificate of Incorporation of the Corporation (as previously amended and corrected) be amended by adding to Article FOURTH thereof a new Section E at the end thereof, which Article FOURTH, Section E is to read in its entirety as follows:

                           "E. (1) Effective at 6:00 p.m. (New York City time)
                  on June 28, 1999 (the "Reverse Split Effective Time"), each whole share of the Common Stock, par value $.001 per share, of the Corporation outstanding at the Reverse Split Effective Time shall automatically be reclassified and changed into one hundredth (1/100th) of a share of Common Stock, par value $.001 per share, of the Corporation; PROVIDED, HOWEVER, that
                  (i) if the foregoing reverse stock split (the "Reverse Split") would result in the record or beneficial ownership account of any holder of Common Stock having a number of shares of Common Stock that is, in the aggregate, less than one (1) share ("Fractional Shares"), such Fractional Shares shall be canceled in the Reverse Split, and (ii) in the Reverse Split Fractional Shares shall be converted into the right to receive the Trading Value thereof. For purposes hereof, the term "Trading Value" of any Fractional Shares shall mean the product of: (A) the average of the closing sale prices, as reported by The Nasdaq Stock Market ("Nasdaq"), per share of the Common Stock on each of the 20 consecutive Nasdaq trading days that ends with the Nasdaq trading day that immediately precedes the date of the Reverse Split Effective

                  Time, and (B) the number of shares of Common Stock which were converted into such Fractional Shares as a result of the Reverse Split.

                           "(2) Effective at 6:01 p.m. (New York City time) on
                  June 28, 1999 (the "Forward Split Effective Time"): (i) each whole share of the Common Stock, par value $.001 per share, of the Corporation outstanding at the Forward Split Effective Time (after giving effect to the Reverse Split at the Reverse Split Effective Time) shall automatically be reclassified and changed into one hundred (100) shares of Common Stock, par value $.001 per share, of the Corporation; and (ii) fractions of a share outstanding at the Forward Split Effective Time (after giving effect to the Reverse Split at the Reverse Split Effective Time) shall be proportionately reclassified and changed."

         SECOND: That thereafter, pursuant to resolutions of the Board of Directors of the Corporation, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the number of shares necessary to authorize said amendment were voted in favor of said amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its officer thereunto duly authorized this 9th day of June, 1999.



                                  By: /s/ ALEXANDER M. MILLEY
                                     ---------------------------------
                                          Alexander M. Milley
                                          President

                                       -2-